As filed with the Securities and Exchange Commission on October 30, 2019.

Registration No. 333-28469

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EQUITY LIFESTYLE PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

Maryland	36-3857664
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Two North Riverside Plaza, Suite 800 Chicago, Illinois	60606
(Address of Principal Executive Offices)	(Zip Code)

EQUITY LIFESTYLE PROPERTIES, INC. 1997 NON-QUALIFIED EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

Marguerite Nader

President and Chief Executive Officer

Two North Riverside Plaza, Suite 800

Chicago, Illinois 60606

(Name and address of agent for service)

(312) 279-1400

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee (3)
Common Stock, par value $0.01 per share	668,535	N/A	N/A	N/A

(1)

The shares of common stock, par value $0.01 per share (the “Common Stock”) are being registered to reflect the Stock Splits (as defined herein), as described in the Explanatory Note within this registration statement. This amount is in addition to the 129,457 shares of Common Stock that were previously registered and remain available under the Existing Registration Statement (as defined herein).

(2)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall include any additional shares of Common Stock that may become issuable as a result of stock splits, stock dividends or similar transactions.

(3)

Pursuant to Rule 416 under the Securities Act, this registration statement is deemed to cover the additional shares of Common Stock resulting from the Stock Splits and no additional fee is required to be paid.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (this “Post-Effective Amendment”) relates to the Registration Statement on Form S-8 (SEC File No. 333-28469) filed by Equity LifeStyle Properties, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”) on June 4, 1997 (as originally filed, the “Existing Registration Statement”). This Post-Effective Amendment is being filed to adjust the number of shares of common stock of the Company, par value $0.01 per share (the “Common Stock”) covered by the Registration Statement pursuant to Rule 416(b) of the Securities Act of 1933, as amended (the “Securities Act”).

The Existing Registration Statement registered 1,000,000 shares of Common Stock in connection with the Company’s 1997 Non-Qualified Employee Stock Purchase Plan, as amended and restated effective May 10, 2016 (the “Plan”). On July 15, 2013, the Company effected a two-for-one split of the Common Stock (the “2013 Stock Split”). As of July 15, 2013, the Company had sold 730,461 shares of Common Stock under the Plan. On October 15, 2019, the Company effected a second two-for-one split of the Common Stock (the “2019 Stock Split” and, together with the 2013 Stock Split, the “Stock Splits”). As of October 15, 2019, the Company had sold 870,543 shares of Common Stock under the Plan. The purpose of this Post-Effective Amendment No. 1 is to increase the number of shares of Common Stock covered by the Existing Registration Statement as a result of the anti-dilution provisions of the Plan triggered by each of the Stock Splits. Accordingly, the Registration Statement, as amended by this Post-Effective Amendment (this “Registration Statement”), now covers 1,668,535 shares of Common Stock, of which 797,992 is available to be issued on a post-split basis.

Except to the extent specified herein, the Existing Registration Statement, as originally filed, is not amended or otherwise affected by this Post-Effective Amendment.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents By Reference.

The following documents filed by the Company with the SEC are incorporated herein by reference.

•	Our Annual Report on Form 10-K for the year ended December 31, 2018.

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019.

•

Our Current Reports on Form 8-K filed with the SEC on January 23, 2019, February 14, 2019, March  15, 2019, May 2, 2019, July  30, 2019, September  10, 2019, September 13, 2019, September  20, 2019 and October 30, 2019.

•	Our Proxy Statement filed with the SEC on March 14, 2019.

•	Description of our common stock in the Registration Statement on Form 8-A, filed with the SEC on February 9, 1993 and amended on February 22, 1993.

All documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

The Maryland General Corporation Law, or the MGCL, permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter, as amended from time to time, and as filed with the State Department of Assessments and Taxation of Maryland, contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

Our bylaws obligate us to indemnify and advance expenses to present and former directors and officers to the maximum extent permitted by Maryland law from time to time. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceedings to which they may be made a party by reason of their service in those capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a corporation may not indemnify a director or officer with respect to a proceeding in which the director or officer shall have been adjudged liable to the corporation. In addition, we shall advance expenses in advance of the final disposition of the proceeding upon the receipt of (i) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by us and (ii) a written agreement by or on behalf of the director or officer to repay the amounts advanced by us if it shall ultimately be determined that the standard of conduct was not met. Our bylaws also permit us to provide indemnification and advance of expenses to a present or former director or officer who served a predecessor of our company in such capacity, and to any employee or agent of our company or a predecessor of our company. Finally, the MGCL requires a corporation unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

We have entered into indemnification agreements with our executive officers and directors. The indemnification agreements require, among other things, that we indemnify our executive officers and directors to the fullest extent permitted by law and reimburse the executive officers and directors for all related reasonable expenses as incurred, subject to return if it is subsequently determined that indemnification is not permitted.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Number	Description	Filed Herewith / Incorporated by Reference

4.3	Form of Specimen Stock Certificate Evidencing the Common Stock of Equity LifeStyle Properties, Inc., par value $0.01 per share	Form S-3ASR filed May 6, 2009

4.4	Amended and Restated Equity Lifestyle Properties, Inc. 1997 Non-Qualified Employee Stock Purchase Plan, effective May 10, 2016	Form 10-Q filed July 27, 2016

5.1	Opinion of Clifford Chance US LLP	Filed Herewith

23.1	Consent of Ernst & Young LLP	Filed Herewith

23.2	Consent of Clifford Chance US LLP (Included in Exhibit 5.1)

24.1	Power of Attorney (Included on signature page)	Filed Herewith

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that: paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on this 30th day of October, 2019.

EQUITY LIFESTYLE PROPERTIES, INC.

By:	/S/ MARGUERITE NADER
Name: Marguerite Nader
Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Marguerite Nader and Paul Seavey, and each of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date:

/S/ MARGUERITE NADER Marguerite Nader	President and Chief Executive Officer (Principal Executive Officer)	October 30, 2019

/S/ PAUL SEAVEY Paul Seavey	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	October 30, 2019

/S/ VALERIE HENRY Valerie Henry	Vice President and Chief Accounting Officer (Principal Accounting Officer)	October 30, 2019

/S/ SAMUEL ZELL Samuel Zell	Chairman of the Board	October 30, 2019

/S/ THOMAS HENEGHAN Thomas Heneghan	Vice-Chairman of the Board	October 30, 2019

/S/ PHILIP CALIAN Philip Calian	Director	October 30, 2019

/S/ DAVID CONTIS David Contis	Director	October 30, 2019

/S/ CONSTANCE FREEDMAN Constance Freedman	Director	October 30, 2019

/S/ TAO HUANG Tao Huang	Director	October 30, 2019

/S/ SCOTT PEPPET Scott Peppet	Director	October 30, 2019

/S/ SHELI ROSENBERG Sheli Rosenberg	Director	October 30, 2019